EXHIBIT 99

Clorox Earns 51 cents for 28% EPS Growth in Second Quarter;

Provides Outlook for Third and Fourth Quarters

OAKLAND, Calif., Feb. 10, 2004 – The Clorox Company (NYSE: CLX) (PSE: CLX) today announced that higher volume and net sales contributed solidly to the company’s earnings results for the second quarter of fiscal year 2004, which ended Dec. 31, 2003.

“We faced a challenging comparison in the second quarter, and we’re pleased with our performance,” said President and Chief Executive Officer Jerry Johnston. “Clorox people delivered positive results across the company, including our largest year-over-year volume growth since the third quarter of fiscal 2002. They also stayed focused and executed well to deliver strong bottom-line performance.”

Clorox reported second-quarter earnings of $109 million, or 51 cents per diluted share, compared with net earnings in the year-ago period of $89 million, or 40 cents per diluted share, for an increase of 11 cents per diluted share, or 28 percent. Net earnings in the year-ago period reflect an asset-impairment charge for the company’s Argentina business, partially offset by the benefits of an adjustment for the closeout of trade-promotion programs as the company implemented new systems. Also impacting base-period net earnings were a gain on a property sale and income from the company’s discontinued operations in Brazil.

Second-quarter volume grew 4 percent compared with the year-ago period, reflecting growth in every segment of the business. Excluding divestitures, volume increased 6 percent. Volume growth was driven by new products, increased shipments of Clorox® liquid bleach, all-time-record shipments of Glad® trash bags, and record second-quarter shipments of food products, cat litter and charcoal. Second-quarter sales increased 2 percent to $947 million. Excluding divestitures, sales grew 3 percent compared to the year-ago quarter. The variance between volume and sales growth was due to several factors. Clorox faced an unfavorable comparison to the year-ago quarter due to the closeout of trade-promotion programs. Current-quarter factors also included increased trade-promotion spending to support new products and some unfavorable product mix caused by a shift to larger sizes as a result of merchandising events at key retailers, partially offset by favorable foreign exchange rates.

Gross margin in the second quarter declined 300 basis points versus the year-ago quarter to 43.5 percent, primarily due to higher raw-material costs, increased costs related to the outsourcing of some Match Light® charcoal production and the impact of higher trade-promotion spending, partially offset by cost savings.

Clorox increased second-quarter trade-promotion spending behind a record number of first-quarter product introductions and merchandising behind Clorox® liquid bleach. The company also increased its investment in research and development (R&D) versus the prior year. Clorox’s combined investment in trade-promotion spending, R&D and advertising increased by a double-digit percent versus the prior-year quarter.

The company’s working capital position averaged -1.9 percent of sales. Clorox generated $188 million of cash from operations in the second quarter, compared to $199 million in the year-ago period.

During the quarter, Clorox used its free cash flow to buy back 1.6 million shares of the company’s common stock at a cost of about $73 million, which included $65 million in shares from its major shareholder, Henkel KgaA, through a pre-existing purchase agreement, and $8 million purchased on the open market. Since July 2002, Clorox has bought a total of 16.6 million shares of its stock at a cost of about $720 million under the company’s board-authorized stock-repurchase program and ongoing program to offset potential stock option dilution.

In December 2003, Henkel announced that, to fund its intended acquisition of the Dial Corporation, it might sell some or all of its stake in Clorox. While Clorox remains authorized to purchase shares of its common stock under the board-authorized repurchase program, the company will temporarily hold off repurchasing additional shares pending a clearer understanding of Henkel’s plans. Henkel is required by an agreement to notify Clorox prior to selling any Clorox stock, and to give Clorox an opportunity to negotiate for the repurchase of any such shares.

In conjunction with its audit of Clorox’s tax returns for 1997 through 2000, the Internal Revenue Service (IRS) is auditing the tax returns of an investment fund in which the company is a limited partner. Based on its audit of the fund, the IRS has recently proposed certain adjustments that would reattribute taxable income generated by the partnership to Clorox. The amount of potential tax resulting from these adjustments is approximately $200 million. The company strongly disagrees with the proposed adjustments and believes its position is fully supportable and, therefore, intends to vigorously defend this matter. Assuming this dispute follows the normal course, resolution will probably occur within two years. While it is often difficult to predict the final outcome of a disagreement with the IRS, Clorox accrues for tax contingencies as a matter of course. Clorox believes it has appropriately accrued for this dispute. Any tax payment would affect cash flow, but Clorox does not expect the outcome to have a material impact on its effective tax rate or earnings. See also the company’s Form 10-Q for the period ended Dec. 31, 2003, which can be accessed at www.shareholder.com/clx/edgar.cfm.

Second-quarter results by business segment

Following is a summary of key second-quarter results by segment. All comparisons are with the second quarter of fiscal 2003.

Household Products – North America

  5% volume growth
  1% sales growth
  2% pretax earnings decline

New products, including Clorox® Bleach Pen™ gel, Clorox® bathroom cleaners with Teflon®, and Glad® Press ’n Seal™ sealable plastic wrap, drove strong volume growth in the segment. Also contributing to volume growth were all-time record shipments of Glad® trash bags, and increased shipments of Clorox® disinfecting wipes and Clorox® liquid bleach. Partially offsetting these positive trends were decreased shipments of Clorox® ReadyMop™ due to competitive activity, Pine-Sol® cleaner due to category softness and Glad® food-storage bags due to competitive activity.  Pretax earnings reflect the benefit of the closeout of trade-promotion programs and a property sale in the year-ago period, and the impact of higher raw-material costs and trade-promotion spending behind new products in the current quarter. These factors were partially offset by the benefits of cost savings, reduced advertising and increased volume in the current quarter.

Specialty Products

  4% volume growth, 7% growth excluding divestitures
  0% sales change, 2% growth excluding divestitures
  12% pretax earnings decline

The segment’s strong volume growth was driven by increases in shipments of food products, cat litter and charcoal. Delivering record second-quarter shipments were Hidden Valley® bottled salad dressings, K C Masterpiece® barbecue sauces, Scoop Away® scoopable cat litter, and Kingsford® and Match Light® charcoal. Turning in all-time record shipments were Fresh Step® scoopable and regular cat litters, and Scoop Away® plus crystals cat litter.  Pretax earnings reflect the impact of costs associated with the outsourcing of some Match Light® charcoal and unfavorable product mix in the current quarter, and the impact of the closeout of trade-promotion programs in the year-ago period, partially offset by the benefit of increased volume and cost savings in the current quarter.

Household Products – Latin America & Other

  5% volume growth
  15% sales growth
  467% pretax earnings improvement

Strong volume growth in the segment was primarily driven by increased shipments in Venezuela and Argentina due to core brand health and improving, although tentative, economic conditions, partially offset by a decline in shipments in Mexico due to competitive activity. The Asia-Pacific region also contributed to volume growth in the segment, with increased shipments of laundry and home care products and insecticides, partially offset by a decline in bags and wraps in Australia. Sales growth outpaced volume growth due to favorable foreign-exchange rates and price increases.  Pretax earnings reflect favorable foreign exchange rates, cost savings and the benefit of increased volume in the current quarter, and a favorable comparison to the year-ago period, in which the company reported a $30 million pretax asset-impairment charge on its Argentina business.

Clorox’s earnings and segment information are reported in accordance with generally accepted accounting principles in the United States (GAAP). Percentage and basis-point changes noted in this news release are calculated based on nonrounded numbers. The company has posted additional details about its results at www.clorox.com/investors/qr.html.

Outlook

For the third quarter, Clorox expects low-to-mid single-digit volume growth compared with the year-ago quarter, and sales growth within the company’s long-term target of 3 to 5 percent. Clorox expects earnings per diluted share in the range of 55 cents to 57 cents.

For the fourth quarter, Clorox expects mid-single-digit volume growth compared to the year-ago quarter, with sales growing slightly faster than volume. Volume and sales are expected to benefit from new product introductions, including a Tilex®product, several food items and new scents of Clorox® liquid bleach. The company expects earnings per diluted share in the range of 82 cents to 85 cents.

For fiscal 2004, Clorox expects volume and sales growth in the range of 3 to 5 percent. Consistent with its long-term growth goals, Clorox continues to expect double-digit earnings-per-diluted-share growth. The company now expects earnings from $2.48 to $2.53 per diluted share, which is within the previously communicated guidance.

Today’s Webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at www.clorox.com/investors. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2003 revenues of $4.1 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 8,900 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $55 million to nonprofit organizations, schools and colleges; and in fiscal 2003 alone made product donations valued at $5 million. For more information about Clorox, visit www.clorox.com.

Forward-Looking Statements

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from management’s expectations are described in "Forward-Looking Statements and Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the company's SEC Form 10-K for the year ended June 30, 2003, as updated from time to time in the company's SEC filings.  Thosefactors include, but are not limited to, general economic and marketplace conditions and events, competitors’ actions, the company's costs, the effects on cash flow of tax payments, the success of information systems design and implementation, the ability to manage and realize the benefits of joint ventures and other cooperative relationships, risks inherent in litigation and international operations, the success of new products, the integration of acquisitions, and environmental, regulatory and intellectual property matters.

Contacts

Kathryn Caulfield – Media Relations (510) 271-7209

Steve Austenfeld – Investor Relations (510) 271-2270

Condensed Consolidated Statements of Earnings (Unaudited)
In millions, except share and per-share amounts

	Three Months Ended		Six Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02

Net sales	$947	$926	$1,995	$1,973
Cost of products sold	535	496	1,126	1,040

Gross profit	412	430	869	933

Selling and administrative expenses	129	131	251	247
Advertising costs	88	104	194	214
Research and development costs	20	18	39	33
Restructuring and asset impairment costs	-	30	-	33
Interest expense	7	8	13	16
Other (income) expense, net	(2)	(3)	1	3

Earnings from continuing operations before income taxes	170	142	371	387
Income taxes	59	55	130	142

Earnings from continuing operations	111	87	241	245
Earnings (losses) from discontinued operations, net of tax (1)	(2)	2	(3)	(11)

Net earnings	$109	$89	$238	$234

Net earnings (losses) per common share
Basic
Continuing operations	$0.53	$0.40	$1.14	$1.11
Discontinued operations	(0.01)	0.01	(0.01)	(0.05)

Basic net earnings per common share	$0.52	$0.41	$1.13	$1.06

Diluted
Continuing operations	$0.52	$0.39	$1.13	$1.10
Discontinued operations	(0.01)	0.01	(0.02)	(0.05)

Diluted net earnings per common share	$0.51	$0.40	$1.11	$1.05

Weighted average common shares outstanding (in thousands)
Basic	210,500	218,334	211,577	220,108
Diluted	212,959	220,782	213,924	222,497

(1)	Net of tax benefits of $1and $1 for the three-month periods ended December 31, 2003 and December 31, 2002;
	and $2 and $7 for the six-month periods ended December 31, 2003 and December 31, 2002, respectively.

Reconciliation Schedule (Unaudited)

In millions

Second Quarter Net Sales (1)

	Three Months Ended Dec. 31, 2003			Three Months Ended Dec. 31, 2002
	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses	Total Sales (GAAP)	Sales of Divested Businesses	Sales Excluding Divested Businesses
Household Products-North America	$549	$0	$549	$545	($0)	$545
Specialty Products	265	0	265	265	(6)	259
Household Products-Latin America/Other	133	0	133	116	(1)	115
Total Company	$947	$0	$947	$926	($7)	$919

(1) These tables provide a quantitative reconciliation of the differences between financial measures that are not presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP) and those calculated and presented in accordance with GAAP. Management believes that the presentation of a comparison of historical sales excluding divested operations (a non-GAAP financial measure) with sales in the current quarter (a GAAP measure) provides useful information to investors about current trends in the ongoing business. Management does not use this non-GAAP measure for any other purpose.

Segment Information (Unaudited)

In millions

	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	12/31/2003	12/31/2002	Change (1)	12/31/2003	12/31/2002	Change (1)

Household Products-North America	$549	$545	1%	$146	$149	-2%

Specialty Products	265	265	0%	89	101	-12%

Household Products-Latin America/Other	133	116	15%	33	(9)	467%

Corporate	-	-	-	(98)	(99)	1%

Total Company	$947	$926	2%	$170	$142	20%

(1) Percentages based on numbers that were not rounded.

The Clorox Company

Supplemental Balance Sheet and Cash Flow Information – Preliminary* (unaudited)

For the quarter ended December 31, 2003

Working Capital (WC) Update

	Q2 ’04 ($ million)	Q2 ’03 ($ million)

Change

			($ million)	Days ’04	Days ’03
Change

Receivables, net	345	327	+18	34	34	0 days
Inventories	305	274	+31	49	47	+2 days
Accounts payable	235	260	-25	41	47	-6 days
Accrued liabilities	522	460	+62
Total WC(1)	-77	-91	+14
Avg WC% Net sales(2)	-1.9%	-2.0%	+0.1 pts

  Receivables were higher due to increased volume.
  Inventory was higher due to normalization of charcoal inventory levels.
  Accounts payable decreased due to prior year outstanding invoices associated with Delta Phase I implementation costs.
  Accrued liabilities increased as a result of higher tax-related and other accruals.

Depreciation and amortization was $48 million

Cash provided by operations

  Preliminary net cash provided by operations was $188 million, 20 percent of net sales and 6 percent below the year-ago quarter.

Capital expenditures were $44 million

  $32 million related to infrastructure improvements, cost savings and new products.
  $12 million for process and systems implementation (“Project Delta”).

Share repurchases

  This quarter the company repurchased a total of about 1.6 million shares at a cost of $73 million.

*Preliminary estimates. Final numbers will be published in our Form 10-Q.

(1)Current assets minus current liabilities excluding cash and short term debt.

(2)Based on a two points average working capital divided by annualized net sales (current quarter Net sales x 4).

Business Unit	% Change vs. Prior Year							Major drivers of change - Q2
	FY03					FY04
	Q1	Q2	Q3	Q4	FY	Q1	Q2

Laundry Care	3%	-4%	-3%	1%	0%	2%	14%	Clorox Bleach Penlaunch and higher merchandising support for Clorox liquid bleach.
Home Care	20%	11%	-3%	-1%	6%	-2%	-1%	Competitive activity against Clorox ReadyMop and category softness for Pine-Sol, offset by new products and strong Clorox disinfecting wipes shipments.
Water Filtration	11%	4%	14%	0%	8%	-13%	-2%	Comparison against strong year-ago merchandising activities offset by faucet mount growth and distribution gains.
Bags & Wraps	-1%	6%	5%	11%	5%	11%	9%	Glad Press 'n Seallaunch and record Glad trash bag shipments behind distribution gains and merchandising activities.
Total Household Products - North America	7%	3%	-2%	2%	2%	1%	5%
Household, excluding divestitures	9%	5%	0%	2%	4%	1%	5%

Seasonal Products	0%	-9%	5%	1%	1%	5%	6%	Record charcoal shipments behind increased distribution and merchandising support.
Seasonal, excluding divestitures	8%	5%	10%	2%	6%	8%	8%
Cat Litter	-3%	3%	2%	1%	1%	6%	5%	Record shipments of Fresh Step and Scoop Away litter brands driven by distribution gains and merchandising support.
Cat Litter, excluding divestitures	-2%	7%	13%	10%	7%	17%	13%
Auto Care	0%	-1%	7%	-3%	1%	-11%	-5%	Competitive activity and discontinuation of private label in the performance category, partially offset by increased Armor All shipments.
Dressings & Sauces	15%	12%	7%	16%	12%	15%	10%	Record shipments of Hidden Valley bottled salad dressing and K C Masterpiece barbecue sauce behind successful merchandising and advertising support.
Total Specialty Products	2%	2%	5%	3%	3%	4%	4%
Specialty, excluding divestitures	4%	6%	9%	5%	6%	7%	7%

Total Household Products - Latin America/Other	-7%	-9%	-4%	3%	-4%	4%	5%	More stable political and economic environment in Latin America and distribution gains and market expansion in Asia Pacific.
LatAm/Other, excluding divestitures	-6%	-8%	-4%	4%	-3%	5%	5%

Total Clorox	3%	1%	0%	2%	2%	2%	4%
Total, excluding divestitures	5%	3%	2%	4%	4%	3%	6%
Total North America, excl. divestitures	7%	5%	3%	3%	5%	3%	6%